MAYSIA RESOURCES CORPORATION

(presently doing business as PRIMEGEN ENERGY CORPORATION)

(the “Company”)

3625 N. Hall Street, Suite 900, Dallas, Texas 75219

Purchase Agreement

This letter agreement (“LA”) constitutes a definitive and binding sales and assumption document between the Company and Projection Capital Limited (“Projection") whereby the Company will acquire a 100% right title and interest in and to the interest of Projection in the in Partnership and the Partnership Agreement (as those terms are defined hereinbelow) and will assume the rights and obligations of Projection under the Partnership Agreement. The parties agree to enter into all other agreements as are necessary to give effect to the transactions ("Transactions") described hereinbelow.

The parties acknowledge and understand the following:

Effective July 14, 2006, FS Subparticipation #1 L.P., Wildes Exploration, LLC (“Wildes”) and Projection entered into an agreement (the “Partnership Agreement”), a copy of which is attached hereto as Schedule “A”, to form a Texas limited liability partnership (“Partnership”) with respect to a shale gas leasing and exploration program (the “Program”) in Arkansas with the following parameters:

A.           Pursuant to several underlying participation agreements (the “Participation Agreements”), Wildes has participated in the acquisition of a 10% interest in the acquisition of leasehold title to certain oil and gas leases (covering approximately 29,250 acres located in Van Buren, Stone and Cleburne Counties, Arkansas), proprietary 2-D seismic data and/or 3-D seismic data and drilling and completion costs of certain wells in the follow-up development program;

B.           Rather than attempting to become a direct participant in the Participation Agreements, through the Partnership Agreement Projection acquired the right to have distributed to it, as a limited partner of the Partnership (managed directly or indirectly by Wildes) certain proceeds, net of Partnership obligations, of a silent sub participation (“Sub participation”) by the Partnership in the Participation Agreements structured to parallel in substance and effect the Participation Agreements, but functioning independently of the same as follows:

(1)	Under the Sub participation, among other things, Wildes will remit to the Partnership all proceeds received on account of its 10% Working Interest;

(2)

As the initial consideration for allowing such a Sub participation, an amount of US$1,700,000 has been paid pursuant to the Partnership Agreement by Projection on account of the Program, including the cost of the leases and other matters associated with the Participation Agreements;

(3)	An additional US$682,500 is presently due from Projection under the Partnership Agreement;

(4)	Additional consideration on account of adjustments and exploration costs will become due and payable under the Partnership Agreement as the Program proceeds.

1.

The Company hereby purchases, and Projection hereby sells and assigns to the Company, 100% of the interest (the “Interest”) of Projection in the Partnership, for and in consideration (the “Consideration”) of the cash payment of US$2,500,000 payable at the closing (“Closing”) of the Transactions. The Consideration will be paid by a Promissory Note bearing simple interest at 6%, due one year from Closing.

2.

The Company acknowledges and agrees that it has conducted sufficient due diligence investigations to satisfy itself that it wishes to complete acquisition of the Interest and the Transactions and has waived the right to conduct further due diligence.

3.

From and after Closing, if required, Projection will hold the interests of the Company in the Program and Partnership in trust for the Company pending the consent of the general partner of the Partnership to the assignment contemplated hereby and the transfer of the Interest to the Company, and will remit all proceeds as directed by the Company.

4.	The Company represents and warrants to Projection:
a)

the Transactions and this LA have been duly authorized by all required corporate action and the LA is enforceable against the Company in accordance with its terms, subject to equitable remedies and the rights of creditors generally;

b)

the Company is not a party to any actions, suits or proceedings that could materially affect its business or financial condition and, to the best of its knowledge, no such actions, suits, proceedings or regulatory investigations are contemplated or have been threatened;

c)	the Company has due and sufficient right and authority to enter into this LA on the terms and conditions herein set forth and to acquire legal and beneficial title and ownership of the Interest;
d)	the completion of the Transactions will not result in a breach of, any of the terms of its incorporating documents of the Company or any agreements or instruments to which the Company is a party; and
e)

the Company is a valid and subsisting corporation, duly incorporated and in good standing under the laws of the State of Nevada, and has the necessary corporate power, authority and capacity to own property and assets and to carry on business.

5.	Projection represents and warrants to the Company:

a)

the performance of this LA will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by the Partnership and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the Partnership or the Interest;

b)

Projection has due and sufficient right and authority to enter into this LA on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Interest to the Company;

c)

no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Interest, or any right capable of becoming an agreement for the purchase of the Interest;

d)	this LA has been authorized by all necessary corporate action on the part of Projection and is a legal, valid and binding obligation of Projection;
e)	there are no liabilities, contingent or otherwise, relating to the Interest which have not been previously disclosed;
f)

there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the knowledge of Projection, threatened against or affecting the Partnership or Interest at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

g)	Projection owns the Interest as the legal and beneficial owner thereof, free of all liens, claims, charges and encumbrances whatsoever;
h)

neither Projection nor the Partnership have experienced, nor are they aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse affect on the Partnership, the Interest or the Project and Projection has not knowingly withheld any facts relating to the Partnership, the Interest or the Program which could reasonably be expected to adversely influence the decision of the Company to complete the purchase of the Interest; and

i)	neither Projection nor any company controlled by it owns any property or assets which are used in the by the Partnership or are necessary or useful for the Project.
6.	In the event Closing has not occurred on or before on or before October 31, 2006, this LA shall be terminated and of no further force or effect.
7.

Subject to paragraph 3, this LA is not intended to create any partnership or agency relationship between the parties or fiduciary obligations of any description, and this LA shall not be construed so as to render the parties liable as partners or as creating a partnership, and no party shall be or shall be deemed to be, or shall hold itself out to be an agent of any other party.

8.	This LA shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

9.

This LA may be executed in counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto validity execute this LA by signing any such counterpart.

The parties hereby acknowledge the terms of this LA, entered into as of the 11th day of August, 2006.

MAYSIA RESOURCES CORPORATION per: /s/ Gordon Samson	PROJECTION CAPITAL LIMITED per: /s/ signed